Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
January 8, 2008

VISTA INTERNATIONAL TECHNOLOGIES, INC. PROVIDES UPDATE FOR BUSINESS DEVELOPMENT IN MEXICO

DENVER, CO - January 8, 2008 - (PRNEWSWIRE) - Vista International Technologies (OTC Bulletin Board: VVIT) is privileged to provide its investors with an update on its international project development portfolio in Mexico. These projects are part of the larger global development plan which has been enacted by the new management of VVIT, in conjunction with its parent company, Vista International, Inc.
The Congress of the State of Jalisco in Mexico, which includes Guadalajara City, has signed a Letter of Intent for a project that would process 5.7 million used tires per year using VVIT’s Thermal Gasifier technology. The objective of this project is to produce electricity and other useful byproducts (carbon black, fuel alcohols) from the discarded tires. In addition, the company has been presented with another project near Guadalajara City to process 2800 tons per day of municipal solid waste with its thermal gasification technology, again yielding clean energy and usable byproducts, and reducing the amount of waste accumulating in the city’s landfills.
Deputy General Luis Alejandro Rodriguez of the Environment, Sustainable Development, and Water Resources Commission stated “With the State of Jalisco’s ‘Zero Emissions Program’ we are committed to promoting Green Energy within the State of Jalisco and all across Mexico…We are very committed to working with Vista International, Inc and Vista International Technologies to develop a first class, state of the art waste-to-energy project in the State of Jalisco.” VVIT management has maintained a dialogue with Ing Raul Huerta Romero, Coordinator of Environmental Programs of the State Congress of Jalisco, and expects to advance the status of these projects at meetings scheduled for late January 2008.
Management has also had discussions with representatives from an area near Mexico City to help the city reduce its municipal waste output. Plans are being developed for a project which would use the Thermal Gasifier to process over 10,000 tons per day of waste from various waste streams (landfills, tequila plant waste, etc). The output of the gasification process will assist these communities in Mexico in reducing their dependence on fossil fuels and will help provide electricity to their residents.
In accordance with Vista’s mission of “reducing the carbon footprint, one step at a time,” the company has taken a proactive approach to helping Mexico deal with the accumulation of various wastes in the country, and looks forward to helping other entities produce clean and renewable energy through the use of the combined technologies of VVIT and its parent company, Vista International, Inc.

Statements in this press release other than historical facts are "forward-looking" statements within the meaning of section 27A of the Securities Act of 1933, section 21E of the Securities Exchange Act of 1934. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results. Future operating results of the Company are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements. Readers are advised to review the “forward-looking statements” included in our reports which are filed with the Securities and Exchange Commission.

Contact info:

Barry Kemble, CEO
Timothy Peach, CFO
Vista International Technologies Inc.
8001 InterPort Blvd. Suite 260
Englewood, CO 80112
Phone: 303-690-8300
info@nathanielenergy.com
www.nathanielenergy.com
www.viti.us.com